Exhibit 99.5

ROBBINS & MYERS AND T-3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheets and results of operations of Robbins & Myers, Inc. (“Robbins & Myers”) and T-3 Energy Services, Inc. (“T-3”). The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on November 30, 2010 and combines Robbins & Myers’ November 30, 2010 unaudited consolidated balance sheet with T-3’s September 30, 2010 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of income for the fiscal year ended August 31, 2010 gives effect to the merger as if it had occurred on September 1, 2009, the first day of Robbins & Myers’ 2010 fiscal year and combines Robbins & Myers’ audited consolidated statement of income for the fiscal year ended August 31, 2010 with T-3’s unaudited consolidated statements of income for the four fiscal quarters ended September 30, 2010. The unaudited pro forma condensed combined statement of income for the three month period ended November 30, 2010, also gives effect to the merger as if it had occurred on September 1, 2009 and combines Robbins & Myers’ unaudited consolidated statement of income for the three months ended November 30, 2010 with T-3’s unaudited consolidated statement of income for the three month period ended September 30, 2010. Prior to completion of the merger on January 10, 2011, T-3’s fiscal year end was December 31.

The historical consolidated financial information of Robbins & Myers and T-3 has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Robbins & Myers and T-3 for the applicable periods:

•	Separate historical consolidated financial statements of Robbins & Myers as of and for the year ended August 31, 2010 and the related notes included in Robbins & Myers’ Annual Report on Form 10-K/A for the year ended August 31, 2010, for the retrospective application of accounting standards adopted by Robbins & Myers in 2010;

•	Separate historical consolidated financial statements of Robbins & Myers as of and for the three months ended November 30, 2010 and the related notes included in Robbins & Myers’ Quarterly Report on Form 10-Q for the period ended November 30, 2010;

•	Separate historical consolidated financial statements of T-3 as of and for the year ended December 31, 2009 and the related notes included in T-3’s Annual Report on Form 10-K for the year ended December 31, 2009; and

•	Separate historical consolidated financial statements of T-3 as of and for the nine months ended September 30, 2010 and the related notes included in T-3’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Robbins & Myers and T-3 during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change and interpretation. Robbins & Myers has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Robbins & Myers intends to commence the valuations and other studies rapidly upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC 805 “Business Combinations,” but in no event later than one year following the acquisition date. The assets and liabilities of T-3 have been measured based on various preliminary estimates using assumptions that Robbins & Myers believes are reasonable based on information that is currently available. Under the HSR Act and other relevant laws and regulations, before the closing of the merger, there were significant limitations regarding what Robbins & Myers could learn about T-3. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of Robbins & Myers and T-3 or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

ROBBINS & MYERS AND T-3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED AUGUST 31, 2010

	Robbins &				Pro Forma		Pro Forma
	Myers	T-3	Reclassifications		Adjustments		Combined
	(In thousands, except per share data)

Sales	$584,694	199,963	$(36	)(A)			$784,621
Cost of sales	387,746	130,108	(1,667	)(B)	$467	(D)	516,654

Gross profit	196,948	69,855	1,631		(467)		267,967
Selling, general and administrative expenses	143,306	52,641	1,255	(A)(B)(C)	7,400	(E)	204,602
Equity (income) expense		(1,246)					(1,246)
Other expense (income)	2,764						2,764

Income before interest, income taxes and noncontrolling interest	50,878	18,460	376		(7,867)		61,847
Interest (income) expense, net	195	669	(25	)(C)	848	(F)	1,687
Other (income)		(401)	401	(C)

Income before income taxes and noncontrolling interest	50,683	18,192			(8,715)		60,160
Income tax expense	16,536	5,047			(3,312	)(G)	18,271

Net income including noncontrolling interest	34,147	13,145			(5,403)		41,889
Less: Net income attributable to noncontrolling interest	950						950

Net income from continuing controlling operations	$33,197	$13,145			$(5,403)		$40,939

Net income per share from continuing controlling operations:
Basic	$1.01	$1.01					$0.91

Diluted	$1.01	$1.00					$0.90

Weighted average common shares outstanding:
Basic	32,924	12,984					44,875	(H)

Diluted	33,004	13,140					45,330	(H)

See the accompanying notes to unaudited pro forma condensed combined financial statements which are integral part of these statements. The pro forma reclassifications and adjustments are explained in Notes 6 and 7.

ROBBINS & MYERS AND T-3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2010

	Robbins &				Pro Forma		Pro Forma
	Myers	T-3	Reclassifications		Adjustments		Combined
	(In thousands, except per share data)

Sales	$163,949	$54,091	$(13	)(A)			$218,027
Cost of sales	101,778	35,505	(514	)(B)	$117	(D)	136,886

Gross profit	62,171	18,586	501		(117)		81,141
Selling, general and administrative expenses	37,975	13,122	385	(A)(B)(C)	1,850	(E)	53,332
Equity (income) expense		(437)					(437)

Income before interest, income taxes and noncontrolling interest	24,196	5,901	116		(1,967)		28,246
Interest (income) expense, net	(25)	147	(5	)(C)	212	(F)	329
Other (income)		(121)	121	(C)

Income before income taxes and noncontrolling interest	24,221	5,875			(2,179)		27,917
Income tax expense	9,129	1,393			(828	)(G)	9,694

Net income including noncontrolling interest	15,092	4,482			(1,351)		18,223
Less: Net income attributable to noncontrolling interest	396						396

Net income from continuing controlling operations	$14,696	$4,482			$(1,351)		$17,827

Net income per share from continuing controlling operations:
Basic	$0.45	$0.34					$0.40

Diluted	$0.44	$0.34					$0.39

Weighted average common shares outstanding:
Basic	32,971	13,136					44,922	(H)

Diluted	33,087	13,255					45,443	(H)

See the accompanying notes to unaudited pro forma condensed combined financial statements which are integral part of these statements. The pro forma reclassifications and adjustments are explained in Notes 6 and 7.

ROBBINS & MYERS AND T-3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF NOVEMBER 30, 2010

	Robbins &			Pro Forma		Pro Forma
	Myers	T-3	Reclassifications	Adjustments		Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$144,209	$6,720		$(113,275	)(I)	$37,654
Accounts receivable	123,687	38,159				161,846
Inventories	112,453	68,945		18,000	(J)	199,398
Other current assets	7,521	4,259				11,780
Deferred taxes	14,290	3,660				17,950

Total Current Assets	402,160	121,743		(95,275)		428,628
Goodwill	265,651	88,871		298,312	(L)	652,834
Other Intangible Assets	3,765	30,260		86,000	(M)	120,025
Deferred Taxes	34,589	26				34,615
Other Assets	9,568	6,103		(475	)(N)	15,196
Property, Plant and Equipment	126,776	49,755		7,000	(K)	183,531

	$842,509	$296,758		$295,562		$1,434,829

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$66,249	$17,642		$		$83,891
Accrued expenses	88,032	13,382				101,414
Deferred taxes	3,797					3,797
Current portion of long-term debt	140					140

Total Current Liabilities	158,218	31,024				189,242
Long-Term Debt, Less Current Portion	98					98
Deferred Taxes	42,738	8,692		42,000	(O)	93,430
Other Long-Term Liabilities	131,583	746				132,329
Shareholders’ Equity:
Common stock-without par value:
Common Stock	154,184	13		516,570	(P)	670,767
Warrants		17		258	(P)	275
Additional paid-in capital		188,260		(188,260	)(Q)
Retained earnings	385,489	66,044		(73,044	)(R)	378,489
Accumulated other comprehensive (loss) income:
Foreign currency translation	(97)	1,962		(1,962	)(Q)	(97)
Pension liability	(45,267)					(45,267)

Total	(45,364)	1,962		(1,962)		(45,364)

Total Controlling Equity	494,309	256,296		253,562		1,004,167
Noncontrolling Interest	15,563					15,563

Total Equity	509,872	256,296		253,562		1,019,730

	$842,509	$296,758		$295,562		$1,434,829

See the accompanying notes to unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 8.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction:

On January 10, 2011, Robbins & Myers completed its acquisition of T-3 by means of a merger pursuant to the terms of an Agreement and Plan of Merger, dated October 6, 2010 (the “Merger Agreement”), and T-3 became a wholly-owned subsidiary of Robbins & Myers. Upon completion of the merger, each share of T-3 Common Stock issued and outstanding immediately prior to the completion of the merger was converted into the right to receive 0.894 Common Shares of Robbins & Myers, plus $7.95 in cash, without interest, with cash also paid in lieu of fractional shares. Based on the closing price of Robbins & Myers Common Shares on January 7, 2011, the consideration received by T-3 shareholders in the merger had a value of approximately $44.76 per T-3 share, or approximately $623 million in the aggregate. The transaction is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Upon completion of the merger, each outstanding option to purchase T-3 Common Stock was fully vested and converted pursuant to the Merger Agreement into an option to acquire Robbins & Myers Common Shares on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Robbins & Myers Common Shares subject to each converted T-3 stock option was determined by multiplying the number of shares of T-3 Common Stock subject to such option immediately prior to the completion of the merger by 1.192, and rounding down to the nearest whole share. The exercise price per share of each converted T-3 stock option was determined by dividing the per share exercise price of such option by 1.192, and rounding up to the nearest whole cent (each option, as so adjusted, an “adjusted option”). The fair value of the adjusted options will be recorded as part of the purchase consideration transferred, as detailed in Note 4, Estimate of Consideration Expected to be Transferred.

All T-3 restricted shares that did not become fully vested upon execution of the Merger Agreement became fully vested and converted into the merger consideration in connection with the merger in the same manner as all other shares of T-3 Common Stock.

2.	Basis of Presentation:

The merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). Robbins & Myers will account for the transaction by using Robbins & Myers historical information and accounting policies and adding the assets and liabilities of T-3 as of the completion date of the merger at their respective fair values. Pursuant to ASC 805, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 4, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the merger using the market price of Robbins & Myers Common Shares at that time. The assets and liabilities of T-3 have been measured based on various preliminary

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

estimates using assumptions that Robbins & Myers management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there were limitations on the types of information that could be exchanged between Robbins & Myers and T-3 prior to completion of the merger. Until the merger was completed, Robbins & Myers could not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of T-3 as of the effective date of the merger will be allocated to goodwill in accordance with ASC 805. The purchase price allocation is subject to finalization of Robbins & Myers’ analysis of the fair value of the assets and liabilities of T-3 as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, Robbins & Myers used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure” (“ASC 820”), which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Robbins & Myers may be required to value assets of T-3 at fair value measures that do not reflect Robbins & Myers’ intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $7.0 million of anticipated acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of $9.0 million in annual cost savings by the end of Robbins & Myers 2012 fiscal year. These savings are expected from selling, general and administrative functions, procurement of materials and freight, as well as distribution and plant facility consolidation. Although Robbins & Myers management expects that costs savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings, which are estimated to be approximately $7.0 million over the period from the date of the closing through the end of Robbins & Myers 2012 fiscal year, with the vast majority expected to be recognized in earnings in Robbins & Myers fiscal year ending August 31, 2011. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the merger in accordance with applicable GAAP standards (ASC 420, “Exit or Disposal Cost Obligations”).

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Accounting Policies:

Upon completion of the merger, Robbins & Myers will perform a detailed review of T-3’s accounting policies. As a result of that review, Robbins & Myers may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

4.	Estimate of Consideration Expected to be Transferred:

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of T-3:

Number of shares of T-3 Common Stock outstanding as of January 10, 2011	13,367,968
Multiplied by Robbins & Myers’ stock price as of January 7, 2011 multiplied by the exchange ratio of 0.894	$492,140,672
Add cash portion of merger consideration	106,275,346

$598,416,018
Fair value of the vested and unvested stock options pertaining to pre-merger service issued to replace existing grants at closing(a)	24,442,298
Fair value of warrants issued to replace existing T-3 warrants	274,738

Estimate of consideration expected to be transferred(b)	$623,133,054

(a)	Represents the fair value of T-3 stock options for pre-merger services. ASC 805 requires that the fair value of replacement awards attributable to pre-merger service be included in the consideration transferred. The fair value of the Robbins & Myers equivalent stock options was estimated as of January 7, 2011 to be $24.4 million using the Black-Scholes valuation model utilizing the assumptions noted below.

Assumptions used for the valuation of T-3 stock options:

Stock price	$41.18
Post conversion strike price	$4.87 - $57.92
Average expected volatility	50%
Dividend yield	0.4%
Average risk-free interest rate	2.65%
Average expected term	7.0 yrs
Black-Scholes average value per option	$25.33

The expected volatility of the Robbins & Myers stock price is based on two equally weighted components: the first component is the average historical volatility which is based on daily observations and a duration consistent with the expected life assumption; the second component is the market implied volatility of Robbins & Myers traded options. The average expected term of the option is based on historical employee stock option exercise behavior as well as the remaining contractual exercise term. The risk free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the option.

(b)	The estimated consideration transferred is reflected in these unaudited pro forma condensed combined financial statements. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred was measured on the closing date of the merger at the then-current market price and was $41.18 per share.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

5.	Estimate of the Assets to be Acquired and Liabilities to be Assumed:

The following is an estimate of the assets to be acquired and the liabilities to be assumed by Robbins & Myers in the merger, reconciled to the estimate of consideration expected to be transferred:

(In thousands)

Net book value of net assets acquired	$256,296
Less: T-3 historical intangible assets	(30,260)
Less: T-3 historical goodwill	(88,871)

Adjusted book value of net assets acquired	$137,165

Adjustments to:
Inventory	18,000
Property, plant and equipment	7,000
Identifiable intangible assets	116,260
Other assets	(475)
Long term deferred tax liabilities	(42,000)
Goodwill	387,183

Total adjustments	$485,968

Estimate of consideration expected to be transferred	$623,133

The following is a discussion of the adjustments made to T-3’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Inventory:  As of the effective time of the merger, inventories are required to be measured at fair value. The adjustment to inventory is comprised of an $18.0 million increase to adjust the inventory to fair market value (“inventory step-up”). To estimate the required inventory step-up adjustment, Robbins & Myers utilized the T-3 disclosure of the elements of inventory in its third quarter 2010 Form 10-Q. Additionally the estimated selling prices and selling and distribution costs used in determining the fair value were estimated using T-3 historical results and Robbins & Myers’ experience with operating similar businesses. The ultimate adjustment to the inventory may vary once more information is available.

Property, plant and equipment:  As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Robbins & Myers does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets nor does it know the appropriate valuation premise, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. For purposes of these unaudited pro forma condensed combined financial statements, Robbins & Myers considered other comparable acquisition transactions and estimated that the fair market adjustment to increase property, plant and equipment would approximate

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

$7.0 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. The estimated remaining useful life of the underlying assets is estimated to range from 7 to 12 years.

Identifiable intangible assets:  As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets, that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of the royalty method or the excess earnings method.

At this time, Robbins & Myers does not have sufficient information as to the amount, timing and risk of cash flows for the purposes of valuing the identifiable intangible assets. Some of the more significant assumptions inherent in the development of the intangible asset values, from the perspective of a market participant, include: the amount and time of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical product revenues, T-3’s cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

		Weighted
		Average
		Estimated
	Estimated	Useful Life
	Fair Value	(Yrs.)
	(In thousands)

Tradenames (definite-lived)	$8,000	5-15
Customer relationships	102,000	12
Other intangible assets	6,260	10

	$116,260

The estimated impact of the amortization expense on operating results of these identifiable intangible assets for the first five years following the acquisition is as follows (in thousands):

Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter

$9,700	$9,700	$9,700	$9,700	$9,700	$67,760

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 20% change in the valuation of definite lived intangible assets would cause a corresponding $1.5 million increase or decrease in amortization during the first year of the merger. Once Robbins & Myers has full access to the specifics of T-3’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

values and their useful lives could be impacted by a variety of factors that may become known to Robbins & Myers only upon access to additional information and/or by changes in such factors that occurred prior to the effective time of the merger.

Other assets:  T-3 has $475,000 of unamortized debt issuance costs which has been adjusted to zero in the unaudited pro forma condensed combined financial statements because there are no future economic benefits associated with these assets. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item N.

Other long term liabilities:  As of the effective time of the merger, adjustments will be made for deferred taxes as part of the accounting for the acquisition. The $42.0 million deferred tax adjustment included in long term deferred tax liabilities above reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily related to estimated fair value adjustments for acquired inventory, property, plant and equipment, and intangibles. For purposes of these pro forma financial statements, deferred taxes are provided at the combined 38% U.S. federal statutory and estimated state income tax rates. This rate does not reflect Robbins & Myers’ effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When additional information becomes available, it is likely the applicable income tax rate will change. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item O.

Contingencies:  As of the effective time of the merger, except as specifically precluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, “Contingencies” (ASC 405). As disclosed in T-3’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, T-3 is involved in product liability claims, environmental matters and other legal proceedings. However, Robbins & Myers does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. This valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which could not occur prior to the closing date. As required, T-3 currently accounts for these contingencies under ASC Topic 405. Since T-3’s management, unlike Robbins & Myers’ management, had full and complete access to relevant information about these contingencies, Robbins & Myers believes that it has no basis for modifying T-3’s current application of these standards. Therefore, for the purpose of these unaudited pro forma condensed combined financial statements, Robbins & Myers has not adjusted the T-3 book values for contingencies. This assessment is preliminary and subject to change.

In addition, T-3 has recorded provisions for uncertain tax positions, as disclosed in T-3’s Annual Report on Form 10-K for the year ended December 31, 2009. Income taxes are exceptions to both the recognition and fair value measurement principles of ASC 805, as amended, and continue to be accounted for under the guidance in ASC Topic 740, “Income Taxes” (ASC 740). As such, the combined company would continue to account for T-3’s uncertain tax positions using ASC 740. Robbins & Myers currently has no basis for modifying T-3’s current application of these standards due to the fact it has not had access to the underlying details and documentation which T-3 management considered in exercising its judgment to establish the provisions for uncertain tax positions. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Robbins & Myers has not adjusted the T-3 book value. This assessment is preliminary and subject to change.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis.

6.	Reclassifications:

Certain reclassifications have been made to the historical financial statements of T-3 to conform to Robbins & Myers’ presentation as follows:

Item (A):  Royalty income of $36,000 for the twelve months ended August 31, 2010 and $13,000 for the three months ended November 30, 2010 is included with sales in T-3’s historical consolidated statements of income. This adjustment reclassifies these amounts to selling, general and administrative expenses.

Item (B):  Research and development expense of $1,075,000 and engineering expense of $592,000 for the twelve months ended August 31, 2010 and $364,000 and $150,000 for the three months ended November 30, 2010 respectively, is included in cost of goods sold in T-3’s historical consolidated statements of income. This adjustment reclassifies these amounts to selling, general and administrative expenses.

Item (C):  Other income of $401,000 for the twelve months ended August 31, 2010 and $121,000 for the three months ended November 30, 2010 is separately reported in T-3’s historical consolidated statements of income. This adjustment reclassifies these amounts to interest (income) expense ($25,000) and selling, general and administrative expenses ($376,000) for the twelve months ended August 31, 2010 and ($5,000) and ($116,000) for the three months ended November 30, 2010, respectively.

7.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income:

Item (D):  Adjustments to cost of sales is comprised of the following (in thousands):

	Twelve Months Ended	Three Months Ended
	August 31, 2010	November 30, 2010
Depreciation on property, plant and equipment fair value adjustment(a)	$467	$117

(a)	Reflects depreciation of the estimated fair value adjustment related to T-3’s manufacturing property, plant and equipment over its estimated remaining useful life of approximately 10 years. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item K below.

Item (E):  Adjustments to selling, general and administrative expenses are comprised of the following (in thousands):

	Twelve Months Ended	Three Months Ended
	August 31, 2010	November 30, 2010
Intangible amortization, net of T-3 historical amortization(a)	$7,167	$1,792
Depreciation on property, plant and equipment fair value adjustment(b)	233	58

	$7,400	$1,850

(a)	Reflects the incremental amortization of the fair value adjustment related to T-3’s indentifiable intangible assets over their respective useful lives. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item M below, and Note 5 above.

(b)	Reflects depreciation of the estimated fair value adjustment related to T-3’s non-manufacturing property, plant and equipment over its estimated remaining useful life of approximately 10 years. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item K below.

Item (F):  Adjustments to interest expense, net of interest income, are comprised of the following (in thousands):

	Twelve Months Ended	Three Months Ended
	August 31, 2010	November 30, 2010
Eliminated interest income due to cash reduction related to cash portion of purchase consideration(a)	$848	$212

(a)	This adjustment relates to interest income foregone on cash portion of purchase consideration using an assumed Robbins & Myers average interest income rate of .75%.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Item (G):  Robbins & Myers has assumed a combined 38% tax rate when estimating the tax impacts of the pro forma adjustments, which represents the Federal statutory and estimated state income tax rates in effect in the United States during the periods presented in the unaudited pro forma condensed combined financial statements.

Item (H):  The following table summarizes the computation of the unaudited pro forma combined weighted average basic shares outstanding and weighted average dilutive shares outstanding (in thousands):

		Three Months
	Twelve Months Ended	Ended
	August 31, 2010	November 30, 2010
Historical Robbins & Myers weighted average common shares	32,924	32,971
T-3 shares outstanding at January 10, 2011, converted at 0.894 exchange ratio	11,951	11,951

Weighted average basic shares outstanding	44,875	44,922
Historical Robbins & Myers weighted average diluted options and restricted shares/units	80	116
Historical T-3 weighted average diluted shares outstanding converted at 0.894 exchange ratio	89	119
Dilution caused by vesting T-3 options upon the approval of the merger by T-3 stockholders	286	286

Total dilutive shares outstanding	45,330	45,443

8.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

Item (I):  Reflects adjustments to cash relating to the following:

(In thousands)

Estimated cash portion of purchase consideration	$(106,275)
Estimated acquisition-related transaction costs of Robbins & Myers and T-3	(7,000)

$(113,275)

The estimated acquisition-related transaction costs of Robbins & Myers and T-3 are considered non-recurring on the combined operating results and as such are not included in the unaudited pro forma condensed combined statement of income.

Item (J):  To adjust acquired inventory to an estimate of fair value. In the periods following consummation of the merger, Robbins & Myers’ cost of sales will reflect the increased valuation of T-3’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.

Item (K):  To adjust for the estimated difference between the book value and the fair value of net property, plant and equipment. The pro forma adjustment to T-3’s property, plant and equipment of $7.0 million to increase the historical net book value, was derived based on adjustments recorded in similar acquisitions of other companies with assets similar to T-3.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Item (L):  Reflects adjustment to goodwill as follows:

(In thousands)

Estimated transaction goodwill	$387,183
Eliminate T-3’s historical goodwill	(88,871)

$298,312

Item (M):  As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets have the impact of recording the estimated fair value of intangible assets at the merger date, and eliminating the T-3 historical intangible assets.

	Fair Value	Elimination	Adjustment
		(In thousands)

To record the estimated fair value of the following identifiable intangible assets:
Tradenames-estimated 5 to l5 year useful life	$8,000
Customer relationships-estimated 12 year useful life	102,000
Other intangible assets-estimated 10 year useful life	6,260

	$116,260	$(30,260)	$86,000

Item (N):  The adjustment to other assets represents the write off of T-3’s unamortized debt issuance costs of $475,000 because there are no future economic benefits associated with these assets. These adjustments are considered non-recurring adjustments with no continuing impact on the combined operating results and as such are not included in the unaudited pro forma condensed combined statement of income.

Item (O):  The adjustment to deferred tax liabilities represents the estimated deferred income tax liability based on a combined U.S. federal statutory and estimated state tax rate of 38% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill as noted below. For purposes of these unaudited pro forma condensed combined financial statements, a combined U.S. federal statutory and tax rate of 38% has been used for all periods presented. This rate does not reflect Robbins & Myers’ effective tax rate, which includes other tax items such as foreign taxes as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When additional information becomes available, it is likely the applicable income tax rate will change. The adjustment reflects the following:

(In thousands)

Establish deferred tax liabilities (assets) for the following:
Net increase in the basis of identified acquired intangible assets(a)	$32,680
Increase in the basis of inventory	6,840
Increase in the basis of property, plant and equipment	2,660
Reduction in debt issuance costs	(180)

$42,000

(a)	Net of T-3’s historical intangible assets, see Note 8, Item M.

ROBBINS & MYERS AND T-3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Item (P):  The adjustment to common shares reflects adjustments for the merger consideration, at par, and to eliminate T-3’s historical common stock, at par, and warrants as follows:

(In thousands)

Issuance of Robbins & Myers common shares based on exchange ratio of 0.894 shares for each share of T-3 common stock	$516,583
Eliminate T-3’s historical common stock	(13)

$516,570

(In thousands)

Fair Value of T-3 Warrants based upon coversion to R&M Warrants	$275
Eliminate T-3’s historical warrants	(17)

$258

Item (Q):  The adjustment eliminates the historical T-3 equity accounts.

Item (R):  Reflects adjustments to retained earnings for the following:

(In thousands)

Eliminate T-3’s historical retained earnings	$(66,044)
To record estimated non-recurring cost for acquisition related transaction costs	(7,000)

$(73,044)

The estimated acquisition-related transaction costs of Robbins & Myers and T-3 are considered non-recurring adjustments with no continuing impact on the combined operating results and as such are not included in the unaudited pro forma condensed combined statement of income.